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                                                                     EXHIBIT 2.3

                             SECOND AMENDMENT TO THE
                            STOCK PURCHASE AGREEMENT

                                    PREAMBLE

         THIS SECOND AMENDMENT TO THE STOCK PURCHASE AGREEMENT (hereinafter referred to as the "Second Agreement"), dated as of the 30th day of January, 1998, amending that certain Stock Purchase Agreement by and among the parties hereto dated October 15, 1997 (the "Stock Purchase Agreement," as amended by the Second Amendment is hereinafter referred to as the "Agreement") is made and entered into by and among:

         JOHN L. BLUDWORTH, III, an individual of lawful age domiciled in Hockley, Texas, who is the sole shareholder of John Bludworth Marine, Inc. (collectively, along with his undersigned spouse, the "Sellers"); and

         JOHN BLUDWORTH MARINE, INC., a Texas corporation whose principal place of business is located at Pasadena, Texas, and which is the owner of all the outstanding shares of all of its subsidiaries, including but not limited to its subsidiary, Bludworth Shipyard and Fabrication, Inc., a Texas corporation; and

         BLUDWORTH SHIPYARD AND FABRICATION, INC., a Texas corporation whose principal place of business is located at Galveston, Texas, and which is the wholly owned subsidiary of John Bludworth Marine, Inc.

         The above two corporations hereinafter collectively referred to as the "Company;" and

         EAE SERVICES, INC., a Texas corporation whose principal place of business is located at Baton Rouge, Louisiana (the "Purchaser"); and

         FIRST WAVE MARINE, INC., a Delaware corporation whose principal place of business is located at Baton Rouge, Louisiana, appearing herein for the limited purposes of providing for certain stock options and guarantying the Purchaser's promissory note provided for in Section 2.02.

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                                    RECITALS

         WHEREAS, the parties desire to amend the Stock Purchase Agreement to modify Section 2.06 and for other purposes.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and tenants hereafter set forth, the Sellers, the Company and the Purchaser hereby agree as follows:

         1.       Paragraph 2.06 is hereby amended in its entirety as follows:

         SECTION 2.06. Additional Consideration. In the event that the March 31, 1998 EBITDA of the Company exceeds $4,500,000.00, the Purchaser shall, within ten (10) Business Days after the Agreed Date, pay to John L. Bludworth, III, as an additional payment for the purchase price of his shares, one-half (1/2) of the amount by which the Company's final March 31, 1998 EBITDA exceeds $4,500,000.00. The parties anticipate that through March 31, 1998, John L. Bludworth, III, shall remain employed as an active executive officer of the Company for $30,000.00 per month, with normal and customary fringe benefits and use of Company car. Any dispute or disagreement with respect to the computation of the Company's EBITDA or the increase in purchase price to John L. Bludworth, III, shall be resolved by arbitration as provided in Section 11.16 of the Stock Purchase Agreement.

         2. On or before March 31, 1998, John L. Bludworth, III will assume the ownership and responsibility for the Valley Forge Life Insurance (Policy Number ULHN000354) on the life of John L. Bludworth, III and will pay to the Company the cash surrender value of the policy, if any.

         3. On or before March 31, 1998, upon the termination of the split dollar life insurance policies (Sun Life Assurance Company of Canada, Policy Number 020011920 and Protective Life Insurance Company, Policy Number B00255740) on the life of John L. Bludworth, III, either John L. Bludworth, III or the Trust shall repay the Company the lesser of (a) the cash surrender value of the policies or (b) the total amount of paid premiums on the policies.

         4. Upon the stock sale of the Company, the pooled Workers Compensation insurance policy of the Company and Jay Bludworth, Inc. will be canceled. Any premium refund from the audit of the payrolls of the respective corporations will be used to repay the A.I. Credit Corp. note. If any refund in excess of the note amount is due as a result




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of the Audit, the excess will be divided among John Bludworth Marine, Inc.,
Bludworth Shipyard and Fabrication, Inc. and Jay Bludworth, Inc. pro rata according to the respective premium payments as adjusted after audit of the respective three companies.

         5. Upon the stock sale of the Company, the pooled general liability insurance policy will be cancelled. John Bludworth Marine, Inc., Bludworth Shipyard and Fabrication, Inc. and Jay Bludworth, Inc. will be entitled to receive any refunded premiums for the period ending March 31, 1998, pro rata according to the payment of the premiums for such insurance.

         6. If the independent firm of certified public accountants auditing the Purchaser determines that any tax penalties are due to the Internal Revenue Service ("IRS") for the non-payment of any estimated taxes for fiscal year end March 31, 1998, such penalties, plus any interest, if any, thereon, may be reserved by Purchaser from the payment of the Promissory Note of EAE Services, Inc. to John L. Bludworth, III, until it is mutually agreed by the parties whether or not any such penalties may be assessed by the IRS. Any amount reserved against the Promissory Note shall remain subject to the terms of the Promissory Note, including but not limited to, the accrual of interest.

         7. To the extent any of the Assets conveyed to Purchaser by the Stock Purchase Agreement are owned of record by Cottonpatch Equipment Company, John L. Bludworth, III agrees to cause Cottonpatch Equipment Company to convey such assets to the Company.

         8. The Purchaser agrees to use its best efforts to review, confirm and determine the financial data of the Company by February 28, 1998 in order to fulfill its obligations contained in the Promissory Note of EAE Services, Inc. to John L. Bludworth, III.

         9. Except as amended by section 1 of the First Amendment and this Second Amendment all other terms of the Stock Purchase Agreement shall remain in full force and effect. All references to "Agreement" in the Stock Purchase Agreement shall mean as amended by the First and Second Amendments.




            [THE NEXT PAGE IS THE SIGNATURE PAGE TO THIS AGREEMENT.]



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         IN WITNESS WHEREOF, the Sellers, the Company, the Purchaser and First
Wave Marine, Inc. have caused this Agreement to be executed as of the date first written above, the corporate parties represented herein by their respective officers thereunto duly authorized.

                                       SELLERS:



                                            /s/ John L. Bludworth, III
                                       --------------------------------------
                                       John L. Bludworth, III



                                           /s/ Karla M. Bludworth
                                       --------------------------------------
                                       Karla M. Bludworth

                                       THE COMPANY:

                                       JOHN BLUDWORTH MARINE, INC.



                                       By:    /s/ John L. Bludworth, III
                                          -----------------------------------
                                                John L. Bludworth, III
                                                President

                                       BLUDWORTH SHIPYARD AND
                                       FABRICATION, INC.



                                       By:   /s/ John L. Bludworth, III
                                          -----------------------------------
                                                John L. Bludworth, III
                                                President




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                                       THE PURCHASER:

                                       EAE SERVICES, INC.



                                       By:    /s/ Samuel F. Eakin
                                          -----------------------------------
                                              Samuel F. Eakin
                                              Chief Executive Officer and
                                              Chairman of the Board

                                       Intervening for the purpose of agreeing
                                       to guarantee Purchaser's Note as provided in Section 2.02(f), and to grant stock options as provided in Section 6.01:

                                       FIRST WAVE MARINE, INC.


                                       By:    /s/ Samuel F. Eakin
                                          -----------------------------------
                                              Samuel F. Eakin
                                              Chief Executive Officer and
                                              Chairman of the Board




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